Exhibit 99.1

Soulpower Acquisition Corporation (NYSE:SOUL) Announces Signing of Business Combination Agreement for Business Combination with SWB LLC Currently Valued at Approximately $8.1 Billion to Launch New Economy Financial Services Conglomerate and Stablecoin Issuer “SOUL WORLD BANK™” in Partnership with Web3 Pioneer Animoca Brands

Transaction Supported by $5 Billion Committed Equity Facility; SOUL WORLD BANK™ Plans to Launch as a Licensed International Financial Institution with Diverse Financial Lines, including a Stablecoin-Denominated A.I. Bank Offering Yield for Depositors through Tokenized Assets

NEW YORK, NY - Nov 24, 2025 - Soulpower Acquisition Corporation (NYSE:SOUL) (“Soulpower”) announced today that it has entered into a definitive business combination agreement (the “BCA”) for a proposed business combination (the “Business Combination”) with SWB LLC (“SWB” or the “Company”), a newly formed Cayman Islands company established to launch SOUL WORLD BANK™ (“SOUL”), a new economy financial services conglomerate, stablecoin issuer and international bank. Soulpower, a financials-focused special-purpose acquisition company, raised $250 million dollars in its upsized initial public offering, which was underwritten by Cantor Fitzgerald in April 2025.

Following the consummation of the Business Combination, the continuing public company will be SWB Holdings, a newly formed Cayman Islands exempted company (“Pubco”). Pubco intends to apply for listing, to be effective at the time of the closing of the Business Combination, of its nonvoting Class A Ordinary Shares on the New York Stock Exchange under the symbol “SOUL”. Justin Lafazan, the CEO of Soulpower and the founder and managing member of SWB, will become the Chairman of the Board and CEO of Pubco following the Business Combination, and will indirectly control the Class V Ordinary Shares of Pubco, the only equity shares of Pubco entitled to vote, through The Lafazan Brothers LLC.

“My brothers and I are proud to finally share our vision of building a new world bank called SOUL,” stated Justin Lafazan. “People are sick and tired of legacy financial institutions. Our business model embraces new technologies – like AI, stablecoins, and tokenization – that shift the power dynamic from the privileged few towards the everyday many. We are bringing financial freedom to the global 99%. SOUL will be the most loved bank on earth.”

Pursuant to the BCA, at the closing of the Business Combination (the “Closing”), Soulpower and SWB will each merge with subsidiaries of Pubco, and Soulpower shareholders will receive non-voting Class A Ordinary Shares of Pubco. Prior to or simultaneously with the execution of the BCA, SWB has entered into binding agreements for contributions to SWB of assets valued by SWB at approximately $6.75 Billion (net of debt incurred or cash consideration payments) in exchange for new non-voting SWB membership interests, with such contributions to occur immediately prior to the Closing. Under the BCA, SWB will go public at a pre-money transaction based on the assets contributed to SWB prior to the Closing, which based on the commitments signed at the time of the signing of the BCA, would represent a pre-money transaction value for SWB of approximately $8.1 billion dollars, and subject to potential increase prior to the Closing if SWB enters into additional binding commitments for contributions for additional assets and consummates such contributions prior to the Closing. SWB currently has the following binding agreements in place, all of which would be consummated immediately prior to the Closing, subject to certain conditions set forth in such agreements:

●	BVI Bank License via the Bank of Asia – A purchase agreement with Bank of Asia (BVI) Limited (“Bank of Asia”), and the Joint Liquidators of Bank of Asia, to acquire a banking license and certain related assets in the British Virgin Islands from Bank of Asia, which is in liquidation in the British Virgin Islands, subject to requisite Court, Licensing, and Regulatory approvals
●	Collaboration Agreement with Animoca Brands – A strategic collaboration agreement with Web3 Pioneer Animoca Brands that includes joint arrangements to develop and issue a cross-border stablecoin
●	A Diverse Portfolio of Real World Assets (RWAs) – Various asset contribution agreements, alongside their respective asset management agreements and independent contractor agreements, for investors to contribute real world assets to SWB immediately prior to the Closing in exchange for a mix of cash, promissory notes and non-voting membership interests of SWB, which will become non-voting Class A ordinary shares of Pubco at the Closing, including the contribution of the following assets, subject to the conditions set forth in such agreements:

○	U.S. Land – 23 U.S. land and infrastructure assets primarily located in South Carolina and North Carolina via an agreement with Contender Development Inc. and its affiliates, one of the largest infrastructure development firms in the United States
○	German Slate – 5 slate mines and the associated in-ground slate deposits and mineral rights near Meschede, Germany
○	US Oil & Gas – Approximately 3,000 acres of mineral rights in connection with a major oil and gas discovery in Louisiana, U.S.A.
○	Mexico Land – Over 40,000 hectares of undeveloped land across 14 assets in Baja, Mexico, procured in partnership with JXN Ventures, a Mexico City-based boutique asset management and capital advisory firm
○	South Africa Gold Mine – An 846 hectare gold mine site, including land and mineral rights in Gauteng province, South Africa
○	US Gold and Silver Mine – A 1,062 acre gold and silver mine property, formerly owned by Pegasus Gold, including the associated mineral rights in Montana, U.S.A.

●	Technology Startup Partnerships – to provide operational infrastructure to the prospective bank, SWB has entered into independent contractor arrangements with:

○	NewCampus: An innovation firm based in Singapore specializing in blockchain, community-building, and financial services
○	Chainstarters: a technology company based in Connecticut with deep expertise in Artificial Intelligence (AI) and RWA tokenization.

In addition, the new Pubco has entered into a $5 Billion committed equity facility through an Ordinary Shares Purchase Agreement for non-voting Class A ordinary shares of Pubco with CREO Investments LLC (the “Investor”), pursuant to which the Investor would provide an equity line of credit of up to Five Billion Dollars ($5,000,000,000) to Pubco post-Closing, subject to a resale registration statement with the Securities and Exchange Commission (the “SEC”), among other conditions.

SOUL WORLD BANK™ intends to offer a suite of international financial services. The firm’s large asset portfolio is designed to provide both stable book value as well as opportunity for asset tokenization and other financial engineering. SOUL also intends to develop a fully-licensed free AI bank, which would be denominated in its new stablecoin and offer a yield incentive for depositors through tokenized assets.

In support of the long-term vision of SOUL, all SWB equityholders, including the asset contributors, and the Soulpower sponsor have agreed to a minimum one-year lock up period on their Pubco shares, with the majority of equityholders extending to 3 years or more, subject to early release based on post-Closing share price performance.

The transaction has been approved by the sole member and manager of SWB and unanimously approved by the board of directors of Soulpower, including its special committee of independent and disinterested directors (formed in connection with Soulpower’s CEO, Justin Lafazan, being the founder and CEO of SWB), and is expected to close in the first quarter of 2026, subject to satisfaction of customary closing conditions, including approval by the Soulpower shareholders.

Shares of Soulpower Acquisition Corporation will continue to trade on NYSE under the ticker “SOUL” until the Closing. Pubco will seek to trade under the same ticker symbol (NYSE:SOUL) following the Closing.

All operational milestones and financial offerings will occur following the Closing and are subject to regulatory approvals and market factors. The Bank of Asia transaction remains subject to BVI regulatory and Court approvals.

Advisors

Sichenzia Ross Ference Carmel LLP is serving as legal counsel for Soulpower. Ellenoff Grossman & Schole LLP is serving as legal counsel for SWB. Harneys is serving as BVI counsel for SWB. Carey Olsen is serving as Cayman counsel for Soulpower and SWB. Hengeler Mueller is serving as German counsel for SWB. Greenberg Traurig is serving as Mexico counsel for SWB. Polaris Advisory Partners, a division of Kingswood Capital Partners LLC, is serving as financial advisor to Soulpower.

About Soulpower Acquisition Corporation

Soulpower Acquisition Corporation (NYSE: SOUL) is a publicly listed special purpose acquisition company that raised $250 million dollars in its upsized initial public offering, which was underwritten by Cantor Fitzgerald in April 2025.

About SWB LLC

SWB LLC is a newly formed Cayman Islands company established to launch SOUL WORLD BANK™ (“SOUL”) and to acquire various real world assets. SWB LLC is sponsored by The Lafazan Brothers LLC.

About SWB Holdings

SWB Holdings is a newly formed Cayman Islands company that upon the Closing will be the publicly traded holding company of SOUL WORLD BANK™ and its affiliates. SOUL WORLD BANK™ intends to offer a suite of international financial services and operate as a licensed international financial institution. SWB Holdings is intending to launch with a large asset portfolio held directly or indirectly by SWB, designed to provide both stable book value as well as an opportunity for asset tokenization and other financial engineering.

Additional Information and Where to Find It

In connection with the transaction, Pubco, Soulpower and SWB will prepare and file a registration statement (“Registration Statement”) with the SEC, which will include a preliminary proxy statement of Soulpower and a preliminary prospectus of Pubco with respect to the securities to be offered to Soulpower shareholders and others in the Business Combination. After the Registration Statement is declared effective, Soulpower will mail a definitive proxy statement/prospectus to its shareholders as of a record date to be established for voting on the Business Combination. The Registration Statement, including the proxy statement/prospectus contained therein, will contain important information about the Business Combination and the other matters to be voted upon at an extraordinary general meeting of Soulpower’s shareholders. This press release does not contain all the information that should be considered concerning the Business Combination and other matters and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Soulpower, SWB and Pubco may also file other documents with the SEC regarding the Business Combination. Soulpower’s shareholders and other interested persons are advised to read, when available, the Registration Statement, including the preliminary proxy statement/prospectus contained therein, the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the Business Combination, as these materials will contain important information about Soulpower, SWB, Pubco, the BCA and the Business Combination. The documents filed by Soulpower, SWB, and Pubco with the SEC also may be obtained free of charge upon written request to Soulpower at SOUL@crescendo-ir.com.

Participants in the Solicitation

Soulpower, SWB, and Pubco and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Soulpower’s shareholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Soulpower’s directors and officers in Soulpower’s final prospectus filed with the SEC on April 3, 2025 (the “Soulpower IPO Prospectus”), its reports on Form 8-K filed with the SEC on April 4, 2025 and on November 24, 2025, its Quarterly Report on Form 10-Q for the period ended June 30, 2025, filed with the SEC on August 14 , 2025 and its Quarterly Report on Form 10-Q for the period ended September 30, 2025, filed with the SEC on November 13, 2025. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Soulpower’s shareholders in connection with the Business Combination will be set forth in the Registration Statement when available. Information concerning the interests of Soulpower’s SWB’s, and Pubco’s participants in the solicitation, which may, in some cases, be different than those of their respective equityholders generally, will be set forth in the Registration Statement when it becomes available.

Disclaimer

Past performance by Soulpower’s, SWB’s or Pubco’s management teams and their respective affiliates is not a guarantee of future performance. Therefore, you should not place undue reliance on the historical record of the performance of Soulpower’s, SWB’s or Pubco’s management teams or businesses associated with them as indicative of future performance of an investment or the returns that Soulpower, SWB or Pubco will, or are likely to, generate going forward.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” with respect to Soulpower, SWB and Pubco. The expectations, estimates, and projections of the businesses of Soulpower, SWB and Pubcomay differ from their actual results and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “anticipate,” “intend,” “may,” “will,” “could,” “should,” “potential,” and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements include, without limitation, expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination, and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and are subject, without limitation, to (i) known and unknown risks, including the risks and uncertainties indicated from time to time in the Soulpower IPO Prospectus, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by Soulpower, SWB or Pubco, including, without limitation, the Registration Statement; (ii) uncertainties; (iii) assumptions; and (iv) other factors beyond Soulpower’s, SWB’s or Pubco’s’s control that are difficult to predict because they relate to events and depend on circumstances that will occur in the future. They are neither statements of historical fact nor promises or guarantees of future performance. Therefore, actual results may differ materially and adversely from those expressed or implied in any forward-looking statements, and Soulpower, SWB and Pubco therefore caution against placing undue reliance on any of these forward-looking statements.

Many of these factors are outside of the control of Soulpower, SWB, and Pubco and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination the BCA; (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Business Combination and the BCA; (3) the inability to complete the Business Combination, including due to the failure to obtain approval of the shareholders of Soulpower or other conditions to closing the Business Combination; (4) SWB’s and Pubco’s ability to develop and manage their businesses, and the advantages and expected growth of SWB and Pubco; (5) the cash position of SWB and Pubco following Closing; (6) the inability to obtain or maintain the listing of Pubco’s securities on a stock exchange following the Closing; (7) the risk that the announcement and pendency of the Business Combination disrupts SWB’s and Pubco’s current plans and operations; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of Pubco and SWB to develop and manage growth profitably and source and retain its key employees; (9) costs related to the Business Combination; (10) changes in applicable laws and regulations or political and economic developments; (11) the possibility that Pubco or SWB may be adversely affected by other economic, business and/or competitive factors; (12) Soulpower’s, SWB’s and Pubco’s estimates of expenses and profitability; (13) the amount of redemptions by Soulpower’s public shareholders; (14) the possibility that contractual counterparties that have committed to providing assets to SWB in connection with the Business Combination may not fulfill their obligations to SWB or that SWB may determine to terminate such agreements due to additional concerns identified in SWB’s diligence prior to the Closing or if the final independent third-party valuation of any such assets are less than SWB’s valuation of such assets, (15) the possibility that asset managers and other service providers to SWB may not fulfill their obligations following the Business Combination; (16) regulatory matters involving SOUL WORLD BANK™ and the other businesses and operations to be conducted by Pubco following the Business Combination, and (17) other risks and uncertainties included in the “Risk Factors” section of the Soulpower IPO Prospectus, the Registration Statement and other documents filed or to be filed with the SEC by Soulpower, SWB and Pubco. The foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Soulpower, SWB and Pubco do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law.

No Offer or Solicitation

This press release does not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts

Soulpower Acquisition Corporation

SOUL@crescendo-ir.com

SWB

Justin Lafazan, Chairman & CEO

Justin@soulworldbank.com